Exhibit 99.1

From: Michael Feinsod
Sent: Saturday, June 06, 2015 10:18 AM
To: Barry Goldstein
Subject: Re: Stock

I will handle the sale of stock on my own.

I enjoyed our working relationship as well. However, you asking me to resign from the board because I wanted to sell shares that I have held for seven years was the end of that relationship.

I hope you share with the board our emails from yesterday.  You created a system for insiders to sell stock and I followed it exactly. When I tried to sell stock, you acted like a kid and asked me to resign.  You think me selling shares is "working against you."  It's a public company Barry, and this is what directors do.

I sold shares for the first time ever in December and then tried to sell again SIX months later. What you refer to as "repeated sales" is ridiculous.  If the market can't handle me selling less than 1% of the outstanding shares, then it's not a real market.

I dedicated my time and energy to the company and supported YOU when nobody cared about DCAP. I consistently supported you at the board level.  I didn't complain when the stock traded at $0.80, I bought more. I respect and appreciate the hard work you have done to build Kingstone more than anyone.

I wish you and the company the best.